SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 25, 2013
Date of Report (Date of earliest event reported)

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-32987	91-2112732
(Commission File Number)	(IRS Employer Identification No.)

2126 Inyo Street, Fresno, CA	93721
(Address of Principal Executive Office)	(Zip Code)

559-248-4944
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c). Appointment of Certain Officers

On July 25, 2013, United Security Bank (the “Bank”), a wholly-owned subsidiary of United Security Bancshares, issued a press release announcing the appointment of William M. Yarbenet as Senior Vice President and Chief Credit Officer of the Bank. A copy of such press release is attached, and incorporated herein by reference as Exhibit 99.1. Mr. Yarbenet is age 55.

Pursuant to a formal offer letter, Mr. Yarbenet's employment with the Bank is “at-will” with a monthly salary of $15,000 and with employee benefits that include 20 days of vacation per year, an addition 5 days of excused leave for personal time off, Bank provided medical, dental and vision insurance benefits for him and his eligible family members and life insurance benefits of $500,000. Also pursuant to the offer letter and after the Bank is released from any regulatory restraints preventing the Bank from entering into a salary continuation agreement, Mr. Yarbenet will be provided with a salary continuation agreement (“SERP”) that will provide him with special retirement benefits of $50,000 per year for 15-years upon his retirement from the Bank and after he has at least 12-years of service with the Bank with vesting of such benefits at the rate of 8.333% per year. The offer letter also provides Mr. Yarbenet with relocation benefits of temporary living arrangements for 60 days, reimbursement of up to $2,500 for moving expenses and for a grant of incentive stock options to acquire 25,000 shares of the Company's common stock (which grant was made on July 23, 2013 at a closing market price of $4.24 per share). The options vest at 20% each year, and the option expires after ten years.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits.

EXHIBIT #
99.1 Press release of United Security Bank dated July 25, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

United Security Bancshares

Date: July 25, 2013	By:	/s/ Ken Donahue
Executive Vice President & Chief Administrative Officer